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                                                                    Exhibit 3.11

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                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                              PETCO SOUTHWEST, L.P.






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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

PREAMBLE                                                                       1


ARTICLE 1  ORGANIZATION                                                        1
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   1.1   FORMATION.                                                            1
   1.2   NAME.                                                                 1
   1.3   PRINCIPAL PLACE OF BUSINESS; OTHER PLACES OF BUSINESS.                1
   1.4   BUSINESS PURPOSE.                                                     1
   1.5   TITLE TO PROPERTY.                                                    1
   1.6   CERTIFICATE OF ORGANIZATION.                                          1
   1.7   FICTITIOUS BUSINESS NAME STATEMENTS.                                  1
   1.8   DESIGNATED AGENT FOR SERVICE OF PROCESS.                              1
   1.9   TERM.                                                                 2


ARTICLE 2  DEFINITIONS                                                         2
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ARTICLE 3  CAPITAL, CAPITAL ACCOUNTS AND PARTNERS                              8
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   3.1   INITIAL CAPITAL CONTRIBUTIONS OF PARTNERS.                            8
   3.2   ADDITIONAL CAPITAL CONTRIBUTIONS BY PARTNERS.                         8
   3.3   CAPITAL ACCOUNTS.                                                     8
   3.4   OTHER MATTERS.                                                        8


ARTICLE 4  DISTRIBUTIONS OF CASH                                               9
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   4.1   DISTRIBUTIONS IN GENERAL.                                             9
   4.2   ORDER OF DISTRIBUTIONS.                                               9
   4.3   OTHER PROVISIONS.                                                     9


ARTICLE 5  ALLOCATIONS OF NET PROFITS AND NET LOSSES                          10
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   5.1   ALLOCATION OF NET PROFITS AND NET LOSSES.                            10
   5.2   ADDITIONAL SPECIAL ALLOCATIONS.                                      10
   5.3   OTHER PROVISIONS.                                                    12


ARTICLE 6  OPERATIONS                                                         12
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   6.1   MANAGEMENT.                                                          12
   6.2   LIMITS ON AUTHORITY OF GENERAL PARTNER.                              13
   6.4   REIMBURSEMENT.                                                       13
   6.5   RECORDS AND REPORTS.                                                 13
   6.6   INDEMNIFICATION AND LIABILITY OF GENERAL PARTNER.                    13
   6.7   RESIGNATION OF GENERAL PARTNER.                                      14
   6.8   TIME COMMITMENT.                                                     14


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ARTICLE 7  TRANSFERS OF PARTNERSHIP INTERESTS                                 15
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   7.1   TRANSFERS OF PARTNERSHIP INTERESTS.                                  15
   7.2   SALE OR TRANSFER OF A PARTNER'S INTEREST.                            15
   7.3   LIMITATION UPON RIGHTS OF TRANSFEREE.                                15
   7.4   OTHER LIMITATIONS ON TRANSFERS.                                      16


ARTICLE 8  DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP        16
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   8.1   LIMITATIONS.                                                         16
   8.2   EXCLUSIVE CAUSES.                                                    16
   8.3   LIQUIDATION.                                                         17
   8.4   NO CAPITAL CONTRIBUTION UPON DISSOLUTION.                            17


ARTICLE 9  OTHER PROVISIONS                                                   18
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   9.1   ACCOUNTING AND FISCAL YEAR.                                          18
   9.2   ACCOUNTANTS.                                                         18
   9.3   BANK ACCOUNTS.                                                       18
   9.4   MEETINGS OF PARTNERS.                                                18
   9.5   ENTIRE AGREEMENT; BINDING PROVISIONS; SEPARABILITY.                  18
   9.6   FURTHER ASSURANCES.                                                  18
   9.7   NOTICES.                                                             18
   9.8   ATTORNEYS' FEES.                                                     19
   9.9   GOVERNING LAW.                                                       19
   9.10  COUNTERPARTS.                                                        19
   9.11  TITLES.                                                              19


EXHIBIT "A"  PARTNERS, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS          1
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                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                              PETCO SOUTHWEST, L.P.


                                    PREAMBLE

         THIS LIMITED PARTNERSHIP AGREEMENT (this "AGREEMENT") is made and entered into and effective as of November 18, 1998 by and between those persons whose names appear on EXHIBIT "A" to this Agreement, as such may be amended from time to time. The persons appearing on EXHIBIT "A", as amended from time to time, are hereinafter referred to as the "Partners." Other capitalized words and phrases used in this Agreement are defined in Article 2 hereof.

                                    ARTICLE 1
                                  ORGANIZATION

         1.1 FORMATION. The Partners hereby form Petco Southwest, L.P. (the "Partnership") under the Act for the purposes and upon the terms and conditions hereinafter set forth.

         1.2 NAME. The name of the Partnership shall be "Petco Southwest, L.P." The Partnership may also do business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may cause a change to the name of the Partnership from time to time, and in such an event, it shall file or cause to be filed the appropriate amendment to the Certificate.

         1.3 PRINCIPAL PLACE OF BUSINESS; OTHER PLACES OF BUSINESS. The principal office of the Partnership is located at 9125 Rehco Road, San Diego, CA 92121-2270, or such other place within the State of California as the General Partner may from time to time determine. The Partnership may maintain offices at such other place or places within or outside the State of California as the General Partner deems advisable.

         1.4 BUSINESS PURPOSE. The Partnership shall have the power to do and perform all things permitted by the Act.

         1.5 TITLE TO PROPERTY. All real and tangible and intangible personal property of the Partnership shall be held in the name of the Partnership.

         1.6 CERTIFICATE OF ORGANIZATION. The General Partner shall cause the Certificate to be filed and, at the Partnership's expense, pay appropriate filing fees as required by the Act. The General Partner may execute and file amendments to the Certificate from time to time in a form prescribed by the Act.

         1.7 FICTITIOUS BUSINESS NAME STATEMENTS. Following the execution of this Agreement, fictitious business name statements shall be filed and published when and if the General Partner determines it necessary. Any such statement shall be renewed as required by law.

         1.8 DESIGNATED AGENT FOR SERVICE OF PROCESS. The initial designated agent for service of process for the Partnership is James M. Myers, and the address for service of process on the designated agent is 9125 Rehco Road, San Diego, CA 92121-2270. The designated agent for service of process may be


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changed from time to time upon the filing by the General Partner of such documents and/or forms as may be required by the State of California and/or such other jurisdictions where the Partnership is qualified to do business.

         1.9 TERM. The Partnership shall commence on the date that the Certificate is properly filed, and shall continue until the tenth anniversary of such date unless earlier terminated pursuant to Section 8.2 hereof or otherwise under the Act.

                                    ARTICLE 2
                                   DEFINITIONS

         The following capitalized words and phrases used in this Agreement shall have the following meanings:

         2.1 "ACCOUNT" is defined in Section 9.3 hereof.

         2.2 "ACT" means the California Revised Limited Partnership Act, as such may be amended from time to time.

         2.3 "ADDITIONAL CAPITAL REQUIREMENT NOTICE" is defined in Section 3.2 hereof.

         2.4 "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  2.4.1  Add to such Capital Account the following items:

                           (a) The amount, if any, that such Partner is
                  obligated to contribute to the Partnership upon liquidation of such Partner's Partnership Interest; and

                           (b) The amount that such Partner is obligated to
                  restore or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  2.4.2 Subtract from such Capital Account such Partner's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(D)(4),
         (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(D) and shall be interpreted consistently therewith.

         2.5 "AFFILIATE" means a Person that, directly or indirectly, through one or more intermediaries, has voting control or has its voting controlled by, or is under common voting control with, the Person specified.

         2.6      "AGREEMENT" is defined in the Preamble.


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         2.7 "CAPITAL ACCOUNT" means the Capital Account maintained for each
Partner in accordance with the following provisions:

                  2.7.1 To each Partner's Capital Account there shall be added
         (a) such Partner's Capital Contributions (net of liabilities encumbering any property contributed that the Partnership is considered to assume or take subject to under Code Section 752) and (b) such Partner's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to
         Article 5 hereof or other provisions of this Agreement.

                  2.7.2 From each Partner's Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement (net of liabilities encumbering the distributed Partnership Property that such Partner is considered to assume or take subject to under Code Section 752), (b) such Partner's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Article 5 hereof and (c) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership, calculated by reference to Code Section 752. With respect to distributions of Partnership Property, Capital Accounts shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been previously reflected in Capital Accounts) would be allocated, pursuant to Article 5 hereof, to the Partners if there were a taxable disposition of such property for its fair market value (taking Code Section 7701(g) into account) on the date of distribution.

                  2.7.3 The General Partner, in its discretion and in accordance with the Code and Regulations, may increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership Property on the Partnership's books and records. Any such adjustments shall be made in accordance with Regulations Section
         1.704-1(b)(2)(iv)(G).

                  2.7.4 Additional adjustments shall be made to the Partners' Capital Accounts as required by Regulations Sections 1.704-1(b) and 1.704-2 or, as permitted but not required, in the discretion of the General Partner Adjustments to Capital Accounts in respect to Partnership income, gain, loss, deduction and non-deductible expenditures (or any item thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book items, with reference to federal tax treatment of the corresponding tax items) at the Partnership level, without regard to any requisite or elective tax treatment of such items at the Partner level.

                  2.7.5 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article 8 hereof upon the dissolution of the Partnership. The General Partner shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the


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         amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations
         Section 1.704-1(b)(2)(iv)(Q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

         2.8 "CAPITAL CONTRIBUTIONS" means the total amount of money or the Gross Asset Value of property contributed to the capital of the Partnership by a Partner, whether as an initial Capital Contribution or as an additional Capital Contribution.

         2.9 "CASH AVAILABLE FOR DISTRIBUTION" means, with respect to any fiscal year, all Partnership cash receipts (but excluding any proceeds from a Terminating Capital Transaction), after deducting payments for operating cash expenses, payments for debt service (including payments on permitted loans from Partners), capital expenditures, reinvestment of cash flow, financing proceeds and sales proceeds in additional Partnership Properties, and any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

         2.10 "CERTIFICATE" means the Certificate of Limited Partnership of the Partnership filed under the Act for the purpose of forming the Partnership as a limited partnership plus any duly executed and filed amendments.

         2.11 "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         2.12 "DEPRECIATION" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that
(i) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes, which difference is being eliminated by use of the "remedial method" pursuant to Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any method selected by the General Partner (in its sole and absolute discretion).

         2.13 "ECONOMIC INTEREST" means a Person's right to share in the Net Profits, Net Losses or similar items of, and to receive distributions from, the Partnership, but does not include any other rights of a Partner, including, without limitation, the right to vote or to participate in the management of the Partnership, or, except as specifically provided in this Agreement or by law, any right to information concerning the business and affairs of the Partnership.

         2.14 "GENERAL PARTNER " means Petco Animal Supplies, Inc., a Delaware corporation, and its successor(s).


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         2.15 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  2.15.1 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner.

                  2.15.2 The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times:

                           (a) the acquisition of an additional interest in the
                  Partnership (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a DE MINIMIS Capital Contribution, if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                           (b) the distribution by the Partnership to a Partner
                  of more than a DE MINIMIS amount of Partnership property as consideration for an interest in the Partnership, if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                           (c) the liquidation of the Partnership within the
                  meaning of Regulations Section 1.704-1(b)(2)(ii)(G); and

                           (d) at such other times as the General Partner shall
                  determine to be necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

                  2.15.3 The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner.

                  2.15.4 The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(M).

                  2.15.5 If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to Section 2.15.1, Section 2.15.2 or Section 2.15.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

         2.16     "INDEMNITEE" is defined in Section 6.6 hereof.


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         2.17 "NET PROFITS" or "NET LOSSES" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  2.17.1 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.17 shall be added to such taxable income or loss;

                  2.17.2 Any expenditure of the Partnership described in Code
         Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(I), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.17, shall be subtracted from such taxable income or loss;

                  2.17.3 Gain or loss resulting from any disposition of Partnership Property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

                  2.17.4 To the extent an adjustment to the adjusted tax basis of any asset included in Partnership Property pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as a result of a distribution other than in liquidation of a Partner's Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses.

                  2.17.5 If the Gross Asset Value of any Partnership asset is adjusted in accordance with the terms of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

         2.18 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

         2.19 "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

         2.20 "PARTNER" means a Person who owns a Partnership Interest, including a person who holds only an Economic Interest. Initially, the Partners shall be the Persons listed on EXHIBIT "A".

         2.21 "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).


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         2.22 "PARTNER NONRECOURSE DEBT" has the meaning set forth in
Regulations Section 1.704-2(b)(4).

         2.23 "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(i).

         2.24 "PARTNERSHIP" is defined in Section 1.1.

         2.25 "PARTNERSHIP INTEREST" means the entire ownership interest of a Partner in the Partnership, including, without limitation, the Partner's Economic Interest and any and all rights to vote and otherwise participate in the Partnership's affairs and rights to any and all benefits as provided in this Agreement or by law. The term shall also include any and all obligations to comply with the terms and provisions of this Agreement or law.

         2.26 "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase "partnership minimum gain."

         2.27 "PARTNERSHIP PROPERTY" means all direct and indirect interests in real and personal property owned by the Partnership from time to time, and any property received in exchange therefor, and shall include both tangible and intangible property (including cash).

         2.28 "PERCENTAGE INTEREST" means, with respect to each Partner, the percentage set forth opposite such Partner's name on EXHIBIT "A" attached hereto as it may be amended or supplemented from time to time.

         2.29 "PERSON" means and includes an individual, a partnership, a corporation, a joint venture, a limited liability company or partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

         2.30 "RECOURSE LIABILITY" has the meaning set forth in Regulations
Section 1.752-1(a)(1).

         2.31 "REGULATIONS" means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

         2.32     "REGULATORY ALLOCATIONS" is defined in Section 5.2.10 hereof.

         2.33 "RESERVES" means, with respect to any fiscal year or other period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the General Partner for working capital, to pay taxes, insurance, debt service and other costs or expenses incident to the ownership of the Partnership Property and the conduct of business by the Partnership as contemplated hereunder.

         2.34     "SELLING PARTNER" is defined in Section 7.2 hereof.

         2.35 "TERMINATING CAPITAL TRANSACTION" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.


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         2.36 "TRANSFER" means a sale, conveyance, exchange, assignment, pledge, encumbrance, making a gift of, hypothecation or other transfer, or an agreement to do any of the foregoing.

                                    ARTICLE 3
                     CAPITAL, CAPITAL ACCOUNTS AND PARTNERS

         3.1 INITIAL CAPITAL CONTRIBUTIONS OF PARTNERS. The Partners have made the Capital Contributions set forth opposite their names on EXHIBIT "A" attached hereto.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS BY PARTNERS.

                  3.2.1 Notwithstanding anything in this Agreement to the contrary, no Partner nor any other person or persons shall be obligated to guarantee any Partnership borrowings. Any amount paid by a Partner (or any stockholder, officer, director, partner, member, subsidiary or agent thereof) pursuant to a guarantee of Partnership debt or the debt of any project or entity in which the Partnership has an interest shall be accounted for as a permitted Partner loan to the Partnership bearing interest at ten percent (10%) per annum, but not to exceed the maximum permissible rate under applicable usury laws.

                  3.2.2 No Partner has the right or obligation to make any additional Capital Contributions to the Partnership. If the General Partner determines, at any time and from time to time, that the Partnership requires additional capital for its business and operations, the General Partner may deliver notice (an "ADDITIONAL CAPITAL REQUIREMENT NOTICE") to the Partners specifying the additional amount of capital so determined to be required from each Partner, which shall be determined by multiplying the total amount of capital requested by such Partner's Percentage Interest. Promptly upon receipt of an Additional Capital Requirement Notice, a Partner shall make such additional Capital Contribution. In the event any Partner does not contribute the entire amount required to be contributed by such Partner, the shortfall may be loaned to the Partnership by one or more of the other Partners on terms approved by the General Partner (which loans shall be considered permitted Partner loans).

         3.3 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Partner in accordance with the terms of this Agreement.

         3.4 OTHER MATTERS.

                  3.4.1 Except as otherwise provided in this Agreement, a Partner shall not demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, withdraw any portion of its Capital Contributions or receive any distributions from the Partnership as a return of capital on account of such Capital Contributions without, in each instance, the approval of all Partners. Under circumstances requiring or permitting a return of its Capital Contributions, a Partner shall have the right to receive property other than cash as reasonably determined by the General Partner, except as may be specifically prohibited by law.

                  3.4.2 Except as otherwise provided by the Act, no Partner shall be liable for the debts, liabilities, contracts or other obligations of the Partnership, nor shall any Partner be required to lend any funds to the Partnership.


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                                    ARTICLE 4
                              DISTRIBUTIONS OF CASH

         4.1 DISTRIBUTIONS IN GENERAL. Except as otherwise provided in Article 8 hereof, for any fiscal year all Cash Available for Distribution and net proceeds from any Terminating Capital Transaction shall be distributed to the Partners at such times and in such amounts as the General Partner, in its sole and absolute discretion, shall determine.

         4.2 ORDER OF DISTRIBUTIONS.

                  4.2.1 Subject to Article 8 hereof, any Cash Available for Distribution shall be distributed as follows:

                           (a) first, to the Partners in such amounts as to make
                  their Capital Accounts proportionately equal to their Percentage Interests; and

                           (b) thereafter, to the Partners in proportion to
                  their Percentage Interests.

                  4.2.2 Any net proceeds of a Terminating Capital Transaction shall be applied or distributed as provided in Section 8.3(c) hereof.

         4.3 OTHER PROVISIONS.

                  4.3.1 No right is given to any Partner to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership Property to the Partners, and such Partnership Property shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with this Article 4 and Articles 5 and 8 hereof; PROVIDED, HOWEVER, that no Partner may be compelled to accept a distribution of any Partnership Property in kind except (i) upon a dissolution and winding up of the Partnership or (ii) where no Partner will receive a distribution of money.

                  4.3.2 In the event that any Partner owes any amount to the Partnership that is due and unpaid, at the time a payment or distribution would be payable to such Partner under this Article 4, the amount of such distribution shall be reduced by the amount of such obligation, together with interest thereon (except where interest is otherwise provided in a separate agreement with respect to such obligation), from the date such amount became due and payable to the Partnership until payment thereof be made, at rate of ten percent (10%) per annum, but not to exceed the maximum rate for such obligation under any applicable usury laws, which offset shall be deemed to be a payment to the Partnership by such Partner and shall be applied first to such interest and then to such obligation. The foregoing provision regarding interest shall not apply to trade payables owed to the Partnership by the Partners, or Affiliates thereof, to the extent such payables arise in the ordinary course of business conducted by the Partnership. In the event that a distribution has resulted in an overpayment to any Partner for the fiscal period as a whole, the amount of such overpayment may be offset against subsequent payments or distributions in the manner permitted by this Section 4.3.2 or the Partner may be required to return the excess distribution.


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                                    ARTICLE 5
                    ALLOCATIONS OF NET PROFITS AND NET LOSSES

         5.1 ALLOCATION OF NET PROFITS AND NET LOSSES. Subject to Sections 5.2 and 5.3 hereof, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any fiscal year shall be allocated, for purposes of adjusting the Capital Accounts of the Partners, in proportion to the Partners' Percentage Interests.

         5.2 ADDITIONAL SPECIAL ALLOCATIONS. Notwithstanding the foregoing provisions of this Article 5:

                  5.2.1 In the fiscal year that includes a Terminating Capital Transaction, items of gain, gross income, loss and deduction shall be allocated among the Partners so that, after giving effect to the allocations of Net Profits, Net Losses and such items for such fiscal year, the Partners' Capital Accounts shall be proportionate to the Partners' respective Percentage Interests.

                  5.2.2 Tax items with respect to Partnership Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Partners for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner, in its sole and absolute discretion. If the Gross Asset Value of any Partnership asset is adjusted pursuant to
         Section 2.15.2 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code
         Section 704(c) and the Regulations promulgated thereunder. Allocations pursuant to this Section 5.2.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

                  5.2.3 The Nonrecourse Deductions for each taxable year of the Partnership shall be allocated to the Partners in proportion to their Percentage Interests.

                  5.2.4 If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, then each Partner shall be allocated items of Partnership income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.4 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. The allocation otherwise required pursuant to this Section
         5.2.4 shall, however, not apply to a Partner to the extent that the minimum gain chargeback rules are inapplicable in a particular circumstance as specified in or under the Regulations.

                  5.2.5 The Partner Nonrecourse Deductions shall be allocated each year to the Partner that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

                  5.2.6 If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.6 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  5.2.7 If any Partner unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations
         Section 1.704-1(b)(2)(ii)(D)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit in such Partner's Capital Account, items of income and gain shall be allocated to all such Partners (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the deficit balances in such Partners' Capital Accounts, that are in excess of such Partners' respective Adjusted Capital Account Deficits, as quickly as possible as of the end of the Partnership's taxable year to which adjustment, allocation or distribution relates. It is intended that this Section 5.2.7 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(D).

                  5.2.8 If the allocation of Net Loss to a Partner as provided in Section 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners.

                  5.2.9 To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code
         Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(M)(2) or Regulations Section 1.704-1(b)(2)(iv)(M)(4),
         to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner's Partnership Interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(M)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(M)(4) applies.

                  5.2.10 The allocations set forth in Sections 5.2.3, 5.2.4, 5.2.5, 5.2.6, 5.2.7, 5.2.8 and 5.2.9 hereof (the "REGULATORY
         ALLOCATIONS") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). The Regulatory

         Allocations may not be consistent with the manner in which the Partners intend to distribute the cash of the Partnership or allocate Partnership income or loss. Accordingly, the General Partner is hereby authorized to allocate Net Profits, Net Losses and other items of income, gains, loss and deductions to the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners. In general, the Partners anticipate that this will be accomplished by specially allocating other Net Profits, Net Losses and other items of income, gain, loss and deduction to the Partners so that, to the extent possible, the net amount of such allocations of other Net Profits, Net Losses and other items and the Regulatory Allocations to the Partners shall be equal to the net amount that would have been allocated among the Partners if the Regulatory Allocations had not occurred. However, the General Partner shall have discretion to accomplish this result in any reasonable manner.

                  5.2.11 For purposes of determining the Net Profits, Net Losses and any other items of income, gain, loss and deduction allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

         5.3 OTHER PROVISIONS.

                  5.3.1 For any fiscal year during which any part of a Partnership Interest or Economic Interest is transferred between the Partners or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Partnership Interest or Economic Interest shall be apportioned between the transferor and the transferee based on an interim closing of the Partnership's books, except as mandated by the Code and the applicable Regulations or, in the General Partner's discretion, as permitted under Code Section 706(d)(2).

                  5.3.2 Except as provided in Section 5.2.2 hereof, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction shall be allocated among the Partners as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article 5.

                  5.3.3 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the General Partner is hereby authorized to make new allocations in reliance on the Code and such Regulations.

                  5.3.4 For purposes of determining a Partner's proportional share of the Partnership's "excess nonrecourse liabilities" within the meaning of Regulations Section 1.752-3(a)(3), each Partner's interest in Partnership profits shall be such Partner's Percentage Interest.

                                    ARTICLE 6
                                   OPERATIONS

         6.1 MANAGEMENT. The business and affairs of the Partnership shall be managed exclusively by the General Partner. Subject to Section 6.2 hereof, the General Partner shall have full and complete charge of all the affairs and business of the Partnership, in all respects and in all matters.

         6.2 LIMITS ON AUTHORITY OF GENERAL PARTNER. None of the following actions may be taken by the General Partner without the approval of the other
Partners:

                  (a) Except as otherwise provided herein, any amendment to this Agreement; or

                  (b) An agreement to merge the Partnership with any other entity or entities.

         6.3 COMPENSATION OF PARTNERS. Except as may be expressly provided in this Agreement, no Partner shall be entitled to any compensation for its services to the Partnership or in the conduct of the business of the Partnership.

         6.4 REIMBURSEMENT. Subject to Article 8 hereof, the General Partner shall be entitled to reimbursement from the Partnership for all costs and expenses (including allocable overhead, administrative expenses, fees paid to outside consultants, on-site personnel hired by the General Partner and others who are not salaried employees of the Partnership at the time of the performance of such services) incurred by it for or on behalf of the Partnership.

         6.5 RECORDS AND REPORTS.

                  6.5.1 The General Partner shall cause to be kept at the principal place of business of the Partnership any items required by the Act, and shall provide the following reports or information to all
         Partners:

                           (a) within one-hundred twenty (120) days after the
                  end of each fiscal year, annual financial statements, including a balance sheet, an income statement and a statement of changes in financial position for the fiscal year;

                           (b) within two-hundred forty (240) days following the
                  end of each fiscal year of the Partnership, a report that shall include all necessary tax reporting information required by each Partner for preparation of its federal, state and local income or franchise tax returns, including each Partner's PRO RATA share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such fiscal year; and

                           (c) promptly after receipt thereof, all other reports
                  or statements prepared by the Partnership's accountant.

                  6.5.2 The Partners (personally or through an authorized representative) may, for purposes reasonably related to their interests, rights or duties, examine and copy the books and records of the Partnership at all reasonable times.

         6.6 INDEMNIFICATION AND LIABILITY OF GENERAL PARTNER.

                  6.6.1 The Partnership shall indemnify and hold harmless the General Partner, its Affiliates (excluding for this purpose any such Affiliate that is a Partner of the Partnership), and all officers, directors, shareholders, partners (excluding, for this purpose, other Partners of the Partnership), members, co-trustees, employees and agents of any of the foregoing (individually, an "INDEMNITEE") to the fullest extent permitted by applicable law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Partnership.

                  6.6.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.6 shall be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding.

                  6.6.3 The indemnification provided by this Section 6.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to a vote of the Partners, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

                  6.6.4 Any indemnification provided hereunder shall be satisfied solely out of the assets of the Partnership. Neither the General Partner nor any other Partner shall be subject to personal liability by reason of these indemnification provisions.

                  6.6.5 No Indemnitee shall be denied indemnification in whole or in part under this Section 6.6 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                  6.6.6 The provisions of this Section 6.6 are for the benefit of the Indemnities and shall not be deemed to create any rights for the benefit of any other person or entity.

                  6.6.7 Neither the General Partner nor its Affiliates nor the officers, directors, shareholders, partners, members, co-trustees, employees or agents of any of the foregoing shall be liable to the Partnership or to a Partner for any losses sustained or liabilities incurred as a result of any act or omission of the General Partner or any such other person or entity if (i) the General Partner or such other person or entity acted (or failed to act) in good faith and in a manner believed to be in, or not opposed to, the interests of the Partnership and (ii) the conduct of the General Partner or such other person or entity did not constitute gross negligence or willful misconduct.

         6.7 RESIGNATION OF GENERAL PARTNER. The General Partner may resign at any time without prejudice to any rights of the Partnership or any Partner as against the General Partner, by giving written notice to the Partners.

         6.8 TIME COMMITMENT. The General Partner shall devote such time to the affairs of the Partnership's business as the General Partner in its sole and absolute discretion deems to be required. The General Partner shall not be liable to the Partnership or to any Partner for any loss or damage sustained by the Partnership or any other Partner, unless the loss or damage shall have been a result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of the law by the General Partner.

                                    ARTICLE 7
                       TRANSFERS OF PARTNERSHIP INTERESTS

         7.1 TRANSFERS OF PARTNERSHIP INTERESTS. A Partner may make or permit a Transfer, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, of all or any portion of its Partnership Interest, including all or any portion of its Economic Interest, only as follows:

                  (a)  By Transfer to the Partnership or to any other Partner;
         or

                  (b) By Transfer to any Person other than a Partner, subject to
         (i) the right of first refusal of the other Partners set forth in
         Section 7.2 hereof and (ii) the provisions of Sections 7.3 and 7.4 hereof; or

                  (c) By Transfer to Union Bank of California, N.A., as Agent (the "Agent") pursuant to (i) the Credit Agreement, dated as of January 30, 1998, among Petco Animal Supplies, Inc., the Lenders party thereto and the Agent (as amended, modified, supplemented or restated from time to time, the "Credit Agreement") and (ii) any other "Loan Document" (as defined in the Credit Agreement) to which any Partner is party (each as amended, restated, modified, supplemented or restated from time to time).

Any other purported Transfer of a Partnership Interest or Economic Interest shall be null and void AB INITIO. Any purported act in contravention of this
Article 7 shall be null and void and of no force whatsoever. A substituted Partner may Transfer the transferred Partnership Interest or Economic Interest in the same manner as an original or the transferring Partner.

         7.2 SALE OR TRANSFER OF A PARTNER'S INTEREST. Except as otherwise provided herein and in Section 7.1 hereof, neither any Partner nor its representatives, successors or assigns (a "SELLING PARTNER") shall have the right to sell or Transfer all or any portion of its Partnership Interest or Economic Interest unless such Selling Partner shall first deliver a notice in writing to the General Partner, stating the price, terms and conditions of such proposed sale or Transfer and the identity of the proposed transferee. The General Partner shall inform the other Partners of the proposed sale or Transfer. For a period of thirty (30) days after receipt of such notice, the Partners other than the Selling Partner shall have the right to purchase all of the interest so proposed to be sold or transferred upon the same terms and conditions. If such other Partners or a portion of them elect to exercise this right, then they shall each purchase that portion of the interest determined by multiplying the entire interest by a fraction the numerator of which is that Partner's Percentage Interest and the denominator is the total of all the purchasing Partners' Percentage Interests. If none of the Partners exercise such right, or if the other Partners elect to purchase less than the entire Partnership Interest of the Selling Partner, the Selling Partner may within sixty (60) days thereafter complete the sale or Transfer upon the terms originally proposed. In the event that the Selling Partner does not complete the sale or transfer of his Partnership Interest or Economic Interest within such sixty (60) day period, then the rights of the other Partners under this Section
7.2 shall be reinstated and apply to any subsequent sale or Transfer of such interest proposed by the Selling Partner.

         7.3 LIMITATION UPON RIGHTS OF TRANSFEREE. A transferee of a Partnership Interest or an Economic Interest shall become a substitute Partner effective only on the following conditions:

                  (a) The prior written consent of the General Partner has been obtained, which consent may be given or withheld in its sole and absolute discretion;

                  (b) The transferee shall consent in writing to be bound by all the terms and conditions of this Agreement in the place and stead of the transferor Partner;

                  (c) The transferee shall pay any expenses of the General Partner and the Partnership in effecting the substitution;

                  (d) All requirements of the Act, including, if necessary, amendment to this Agreement and the filing of an amendment to the Certificate, shall have been completed by the transferee, the Partnership and the Partners; and

                  (e) The transfer is effected in compliance with all applicable securities laws.

         7.4 OTHER LIMITATIONS ON TRANSFERS. Notwithstanding the other provisions of this Article 7, no Transfer shall be made of any Partnership Interest or any Economic Interest if such Transfer (a) when considered with all other Transfers of Partnership Interests and Economic Interests within the previous twelve (12) months, would result in the Partnership being considered to have terminated within the meaning of Code Section 708, (b) is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704, (c) would otherwise result in the Partnership being classified as a "publicly traded partnership" within the meaning of Code Section 7704(b) or (d) would otherwise violate any applicable federal or state securities laws (including any investor suitability standards). The Partners acknowledge that adequate legal remedies are not likely to exist for any breach of this Section 7.4 and, accordingly, that the Partnership and any aggrieved Partner shall have the right to secure injunctive relief in the event of any actual or threatened breach of a Partner's obligations under this Section 7.4.

                                    ARTICLE 8
           DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP

         8.1 LIMITATIONS. The Partnership may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights that they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership's assets.

         8.2 EXCLUSIVE CAUSES. The following and only the following events shall cause the Partnership to be dissolved, liquidated and terminated:

                  (a)  The election of all of the Partners;

                  (b)  The occurrence of a Terminating Capital Transaction;

                  (c) The bankruptcy or dissolution of the General Partner, unless all of the other Partners vote to continue the Partnership within ninety (90) days of the event described;

                  (d)  Dissolution of the Partnership by operation of law;

                  (e) The occurrence of any event that would make it unlawful for the business of the Partnership to be carried on; or

                  (f) The close of business on the tenth anniversary of the date that the Certificate is properly filed, as provided in Section 1.9.

         8.3 LIQUIDATION. In all cases of dissolution of the Partnership, the business of the Partnership shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Partnership pursuant to the provisions of this Section 8.3, and, as promptly as practicable, each of the following shall be accomplished:

                  (a) The Partnership Property shall be liquidated in an orderly, businesslike and commercially reasonable manner.

                  (b) Any Net Profit, Net Loss or other item of income, gain, loss or deduction realized by the Partnership upon the sale of the Partnership Property or transfer in kind shall be deemed recognized and allocated to the Partners in the manner set forth in Article 5 hereof.

                  (c) The proceeds of sale of Partnership assets and all other assets of the Partnership shall be applied in the order of priority as follows:

                           (1) to payment of all Partnership secured debts to
                  third parties and Partners, unless such secured indebtedness is assumed by a purchaser of the encumbered property or the conveyance of the encumbered property to such purchaser is made subject to such indebtedness;

                           (2) to payment of all Partnership unsecured debts
                  other than to the Partners;

                           (3) to payment of all Partnership unsecured debts
                  owed to the Partners;

                           (4) to the establishment of any necessary Reserves;
                  and

                           (5) finally, to the Partners with positive balances
                  in their Capital Accounts, in proportion to and to the extent thereof.

However, in the event that the General Partner determines that an immediate sale of all or any portion of the Partnership's assets would cause undue loss to the Partners, the General Partner, in order to avoid or reduce such loss, may, after giving notice to the Partners, to the extent not then prohibited by the Act, either (i) defer liquidation of and withhold from distribution for a reasonable time any Partnership assets except those necessary to satisfy the Partnership's debts and obligations or (ii) distribute such assets to the Partners in kind. If any assets are to be distributed in kind, such assets shall be distributed on the basis of the net fair market value thereof, and any Partner entitled to any interest in such assets shall receive an interest therein as a tenant-in-common with all other Partners so entitled.

         8.4 NO CAPITAL CONTRIBUTION UPON DISSOLUTION. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contribution thereto, its Capital Account, its share of Net Profits or Net Losses or other items and shall have no recourse therefor

(upon dissolution or otherwise) against any Partner. No Partner shall be obligated to restore to the Partnership any negative balance that may exist or continue in such Partner's Capital Account.

                                    ARTICLE 9
                                OTHER PROVISIONS

          9.1 ACCOUNTING AND FISCAL YEAR. Subject to Code Section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. Unless otherwise required by the Code, the fiscal year of the Partnership shall be the same fiscal year as that shared by a majority in interest of its Partners or, absent such a common fiscal year, shall begin on January 1 and end on December 31 of each year.

          9.2 ACCOUNTANTS. The General Partner shall select and retain a certified public accounting firm to prepare the Partnership's tax returns, to prepare the annual financial statements (which need not be audited) and to give advice with respect to the maintenance of the Partnership's books and records.

         9.3 BANK ACCOUNTS. The General Partner shall, on behalf of the Partnership, maintain a commercial checking account or accounts (collectively, the "ACCOUNT") in such bank or banks as the General Partner shall determine. All funds of the Partnership shall be promptly deposited in the Account. The Partnership funds in the Account shall be used solely for the business of the Partnership, and all withdrawals from the Account shall be made only on checks signed by, or by electronic funds transfers authorized by, the General Partner or such other Person(s) as the General Partner shall designate.

         9.4 MEETINGS OF PARTNERS. Formal meetings of the Partners need not be held. Votes, consents and actions of the Partners may, where required by this Agreement or the Act, be given or obtained by written instrument or by voice vote at an informal meeting of the Partners called upon reasonable notice and held pursuant to procedures consistent with those pertaining to partnerships.

         9.5 ENTIRE AGREEMENT; BINDING PROVISIONS; SEPARABILITY. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between or among the parties hereto pertaining to the subject matter hereof. The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and permitted assigns of the respective parties hereto. Each provision of this Agreement shall be considered separable, and, if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation or effect of those portions of this Agreement that are valid.

         9.6 FURTHER ASSURANCES. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary to effectively carry out the purposes of this Agreement.

         9.7 NOTICES. Any notice, consent, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the person or to an officer of the person to whom the same is directed, or sent by registered or certified mail, return receipt requested, addressed as follows: if to the Partnership, to the Partnership at the address set forth in Section 1.3 hereof, or to such other address as the Partnership may from time to time specify by notice to the Partners; if to a Partner, to such Partner at the address set forth in EXHIBIT "A", or to such other address as such Partner may from time to time specify by notice to the Partnership. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or if sent by registered or certified mail, postage and charges prepaid and properly addressed, on the date of receipt or refusal indicated on the return receipt.

         9.8 ATTORNEYS' FEES. In the event that any action or proceeding is filed by any Partner or by the Partnership as against the Partnership or any other Partner to enforce any of the covenants or conditions hereof, the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other reasonable attorneys' fees to be fixed by the court wherein said judgment be entered.

         9.9 GOVERNING LAW. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its principles of conflicts of law).

         9.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

         9.11 TITLES. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.


         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GENERAL PARTNER:                       PETCO ANIMAL SUPPLIES, INC.


                                       By: /s/ JAMES M. MYERS
                                           -------------------------------------
                                       Name:    James M. Myers
                                       Title:   Senior Vice President and
                                                Chief Financial Officer


                                       By: /s/ JOHN D. MORBERG
                                           -------------------------------------
                                       Name:    John D. Morberg
                                       Title:   Vice President and
                                                Assistant Secretary

LIMITED PARTNER:                       PETCO SOUTHWEST, INC.


                                       By: /s/ BRUCE C. HALL
                                           -------------------------------------
                                       Name:    Bruce C. Hall
                                       Title:   President and
                                                Chief Executive Officer


                                       By: /s/ EDWARD A. DRURY
                                           -------------------------------------
                                       Name:    Edward A. Drury
                                       Title:   Assistant Secretary

                                   EXHIBIT "A"

                         PARTNERS, CAPITAL CONTRIBUTIONS
                            AND PERCENTAGE INTERESTS



----------------------------------------------------------- ----------------- -----------------------
             NAMES AND ADDRESSES OF PARTNERS                    CAPITAL             PERCENTAGE
                                                              CONTRIBUTION           INTEREST
----------------------------------------------------------- ----------------- -----------------------
Petco Animal Supplies, Inc.- a Delaware corporation            $ 238,770                   1%
9125 Rehco Road
San Diego, CA 92121-2270
----------------------------------------------------------- ----------------- -----------------------
Petco Southwest, Inc.                                         $ 23,638,249                99%
9125 Rehco Road
San Diego, CA 92121-2270
----------------------------------------------------------- ----------------- -----------------------


                                       A-1